Exhibit 99.1

Ryan J. Morris rmorris@mesoncapital.com (607) 279 - 5382 www.mesoncapital.com

July 17, 2013

Special Committee of the Board of Directors

InfuSystem Holdings, Inc.

31700 Research Park Drive

Madison Heights, Michigan 48071

Gentlemen:

Meson Capital Partners LP and I are pleased to set forth our good faith indication of interest to acquire, through a newly-formed entity, InfuSystem Holdings, Inc. (“InfuSystem” or the “Company”) for between $1.85 and $2.00 per share in cash, representing a 28% to 39% premium to the volume-weighted 30 day average closing price of InfuSystem shares prior to the May 13 letter indicating our initial interest (the “Offer Price”). We believe a transaction represents the best means for shareholders of InfuSystem to obtain liquidity for their shares while maximizing the value of their shares at a premium. Given my familiarity with InfuSystem by virtue of my role as Executive Chairman of the Board and the due diligence we have conducted to date, we believe an acquisition can be consummated on an expeditious basis. Based on our discussions to date with our proposed equity partner, and potential lending sources, we believe that we can finalize our due diligence so that we can obtain all necessary financing commitments no later than the execution of a definitive merger agreement.

Since my letter to the Board of Directors of InfuSystem dated May 13, 2013, we have conducted significant business due diligence, including visiting the Company’s corporate headquarters in Madison Heights, numerous conference calls with the senior management team, an extensive review of the materials provided in the data room and substantial industry research, including consultations with industry experts. We now seek to take the next steps where our confirmatory due diligence will require us incurring significant third-party expenses and would require exclusivity for this process.

We believe InfuSystem’s growth opportunities present material upside for the Company. However, each of these opportunities is currently pre-revenue and will require significant investments of both time and capital. In addition, InfuSystem faces risks posed by CMS competitive bidding which is legally mandated to have a nation-wide penetration by Jan 1, 2016. We believe the implied LTM valuation pro forma for: 1) full implementation of the cost reductions currently implemented and planned, 2) elimination of all public reporting costs, and 3) adjusting for the estimated price reductions related to CMS competitive bidding, suggest transaction multiples of approximately 7x EBITDA and 15x EBITDA-Capex. The Offer Price represents a significant premium to current trading levels and comps taking these implied valuation multiples into account.

In addition, we do not believe it is in the best interest of shareholders for InfuSystem to continue as a public company. Given the disproportionate burden of public company reporting (both financial and in terms of management resources), we believe it is optimal to face the coming reimbursement changes as a privately held corporation in order to eliminate the onerous public company requirements as well as to afford the Company greater financial flexibility in both the short term and the longer term.

Our proposal would be conditioned upon satisfactory completion of any open business, legal, operational and financial due diligence (based upon due diligence undertaken to date, we believe due diligence can be completed within 30 days), obtaining necessary third party consents and regulatory approvals, there being no material adverse change in the Company or its prospects prior to closing, receipt of third party financing, and execution of a mutually acceptable definitive merger agreement.

This letter and our proposal constitute a preliminary, non-binding indication of interest to acquire all of the outstanding shares of InfuSystem, and are not intended to create any legally binding obligations. The proposal is subject to additional customary terms and conditions, typical of transactions of this type that we intend to negotiate if these high level terms are acceptable. We look forward to the opportunity of working with you to move this transaction forward and request a response to the proposal contained in this letter no later than July 19, 2013.

Sincerely,

/s/ Ryan J. Morris

Ryan J. Morris